DDR PUBLIC PRICE DISSEMINATION OF SECURITY-BASED SWAP DATA:
FREQUENTLY ASKED QUESTIONS

1. What is the website address of DDR's public price dissemination ("PPD") platform?
pddata.dtcc.com/SEC/gtr/dashboard.do

2. With what time zone is the security-based swap data time stamped?
Coordinated Universal Time (UTC)

3. How is DDR's Public Price Dissemination Dashboard configured?
The Dashboard consists of four main tabs that users can toggle through: (1) Home; (2) Ticker; (3) Search; and
(4) RSS Feeds.  Further information on each of the main tabs is available below.

4. What information is available through the Home tab?
The Home Screen is comprised of four modules: (1) General Slice Reports; (2) Cumulative Slice Reports; (3) Report
Center; and (4) Info Center.

The General Slice Reports module contains all transaction and pricing data reported during specific intervals, as defined by the "Slice Start" and "Slice End" times.  There are individual General Slice Reports for each asset class under SEC reporting.  To download a report in csv format:
1. Select the desired asset class tab;
2. Click the desired report link; and
3. Save the zip file.

The Cumulative Slice Reports module contains all transaction and pricing data reported for a given date.  Each report will contain all data fields reported on the selected date for a particular asset class.  The reports are available for 30 days on DDR's public price dissemination platform.  To retrieve transaction and pricing data reported for a given date:
1. Select the desired asset class tab;
2. Select the desired date; and
3. Open or save the zip file.

The Report Center module provides public users with access to reports they have run previously in the Search tab.
Report delivery is regulated by "cookies" to ensure that only the user that runs the search can access the output in the Report Center.  It consists of three tabs: My Searches, My Scheduled Searches, and Cap Number Report.

The My Searches tab in the Report Center displays up to five completed searches.  The user must delete searches in excess of five before running a new search by clicking on the "Delete" action button.  To run a saved search:
1. Select My Searches tab; and
2. Click the hyperlink for the search.

The My Scheduled Searches tab in the Report Center displays historical search results.

The Info Center module posts useful information to the user community as appropriate, such as system downtime, availability, and scheduled maintenance.

5. What information is available through the Ticker tab?
The Ticker Screen organizes transactions according to asset type and sub-product type.  The real-time messages most recently received by DDR are displayed and highlighted in blue on the Ticker Screen.  To view the full trade detail for any given PPD message, click on the hyperlink under the "Action" column for a given transaction.  A pop-up window with the trade details will appear at the bottom of the page.

There are three possible values for the "Action" column.  "New" represents the initial receipt of a real-time message for a given trade.  "Correct" represents an amendment of a previously received new Ticker message.
"Cancel" represents the nullification of a previously received Ticker message.

6. What information is available through the Search tab?
The Search tab routes the user to the Real-Time Dissemination Inquiry, which allows users to set certain transaction terms as search criteria for Public Price Dissemination submissions from either the current or historical date.  A user can retrieve the results of these searches by going to the Report Center on the Home tab and choosing the report hyperlink under the "Name" column.  Real-Time Dissemination Inquiry consists of two tabs-daily searches and historical searches.

To run a daily search:
1. Select the Daily transactions tab;
2. Select the asset class in the "asset class" drop down;
3. Choose the "Display Type" of either "Web Page" or "CSV" (if Web Page is selected, the search result will appear at the bottom of the page); and
4. Click Search.

To run a historical search:
1. Select the Historical transaction tab;
2. Select the asset class in the "asset class" drop down;
3. Populate the "Dissemination Date" field;
4. Populate the "Dissemination Time" field; and
5. Click Submit.

7. What information is available through the RSS Feeds tab?
The RSS Feeds tab distributes PPD messages to users.  The messages are displayed in a comma-separated format, and each field is also marked off with quotes (").  The user can choose from the available Asset Classes by clicking on the relevant hyperlink.

Users can receive content automatically electing RSS Feeds ([1]An RSS (Rich Site Summary) Feed is a format for
delivering regularly changing web content that is available throughout the industry.) .   In order to subscribe to
the RSS Feeds, a user should select the relevant Asset Class hyperlink from the "RSS Subscriptions" page, which will then route the user to the RSS display screen.  A dialogue box will appear at the top of the screen, containing a
"subscribe to this feed" hyperlink that will allow a user to subscribe to the RSS service (there is no fee or contract for the RSS Feed, only an election by users).  The user will then be prompted to enter a name for the feed and select a folder on the user's computer to create the feed in.

Each transaction within the RSS Feeds is described with a header section by the Product Taxonomy, as well as the message transmission timestamp.  The body of the RSS Feed displays the content of the actual PPD message.  A user may filter relevant messages by using the "Displaying" search box, which appears on the upper right hand side of the screen. The filter can be used to isolate messages by typing in any value for any field.  Any messages that contain the contents of the search box will be returned in the body of the screen.

8. How does DDR publicly disseminate corrections or cancellations of previously reported security-based swap data?
Corrections or cancellations of previously reported security-based swap data are publicly disseminated through the
Ticker tab.  Under the "Action" column, "Correct" represents an amendment of a previously received new Ticker message, whereas "Cancel" represents the nullification of a previously received Ticker message.

9. What do the fields in the publicly disseminated reports mean?

Field Name   Description

DISSEMINATION_ID  DDR generated unique and random ID for reconciliation purpose

ORIGINAL_DISSEMINATION_ID On cancellations and corrections, this ID will hold the Disseminator ID of the originally published real-time message
ACTION    An indication that a publicly reportable security-based (SB) swap transaction has been incorrectly or erroneously publicly disseminated and is canceled or corrected or a new transaction
EXECUTION_TIMESTAMP  The time and date of execution of the publicly reportable swap transaction in Coordinated
    Universal Time (UTC - CCYY-MM-DDThh:mm:ss)

CLEARED    An indication ("C/U") of whether or not an SB swap transaction is going to be cleared by a derivatives clearing organization
INDICATION_OF_
COLLATERALIZATION  If an SB swap is not cleared, an indication of whether a swap is Uncollateralized (UC),
    Partially Collateralized (PC), One-Way Collateralized (OC), or Fully Collateralized (FC)

INDICATION_OF_OTHER_PRICE_AFFECTING_TERM An indication that the publicly reportable SB swap transaction has one or more additional term(s) or provision(s), other than those listed in the required real-time data fields,that materially affect(s) the price of the swap transaction

EXECUTION_VENUE   An indication of whether the SB swap transaction was executed on a registered swap execution facility or designated contract market or was executed as an off-facility swap
EFFECTIVE_DATE   The date that the SB swap transaction became effective or started

END_DATE   The maturity, termination, or end date of the reportable SB swap transaction

DAY_COUNT_CONVENTION  The determination of how interest accrues over time for the SB swap

SETTLEMENT_CURRENCY  The settlement currency type for SB swap transactions in the FX asset class

ASSET_CLASS   An indication of one of the broad categories

TAXONOMY   An indication of the product taxonomy.  This field replaces the existing "Contract Type," "Contract Sub Type," and "UPI."

PRICE_FORMING_
CONTINUATION_DATA    An indication of whether an SB swap transaction is a post-execution event that affects the price of the swap transaction, e.g. terminations, assignments, novations, exchanges, transfers, amendments, conveyances or extinguishing of rights that change the price of the SB swap

UNDERLYING_ASSET_1  The asset(s), reference asset(s), or reference obligation(s) for payments of a party's obligations under the SB swap transaction reference.  The underlying asset(s) may be one or more reference prices, indices, obligations, physical commodities with delivery point, futures contracts, or any other rates or instruments agreed to by the parties to a publicly reportable SB swap transaction.

UNDERLYING_ASSET_2  Same as Underlying Asset 1 if populated.  This field will be blank if not applicable.
PRICE_NOTATION_TYPE  Basis points, Price, Yield, Spread, Coupon, etc., depending on the type of SB swap, which is calculated at affirmation

PRICE_NOTATION   The Basis points, Price, Yield, Spread, Coupon, etc., value depending on the type of SB swap, which is calculated at affirmation

ADDITIONAL_PRICE_NOTATION_TYPE Basis points, Price, Yield, Spread, Coupon, etc., depending on the type of SB swap, which is calculated at affirmation

ADDITIONAL_PRICE_NOTATION The additional price notation value includes execution events, the presence of collateral, front-end payments, back-end payments, or other non-economic characteristics (e.g. counterparty credit risk) not illustrated in the reporting field for pricing characteristic.  The additional price notation does not include options as they are reported elsewhere.  The additional price notation is publicly disseminated as an addition or subtraction of the pricing characteristic and in a way commonly sought by market participants for each particular market or contract.

NOTIONAL_CURRENCY_1  An indication of the type of currency of the notional or principal amount

NOTIONAL_CURRENCY_2  Same as Notional Currency 1.  This field will be blank if not applicable.

ROUNDED_NOTIONAL_AMOUNT_1 The total Notional amount or quantity of units of the underlying asset.

ROUNDED_NOTIONAL_AMOUNT_2 Same as Notional Amount 1.  This field will be blank if not applicable.

PAYMENT_FREQUENCY_1  An integer multiplier of a time period describing how often the parties to the SB swap transaction exchange payments associated with each party's obligation.  Such payment frequency may be described as one letter preceded by an integer.

PAYMENT_FREQUENCY_2  Same as Payment Frequency 1.  This field will be blank if not applicable.

RESET_FREQUENCY_1  An integer multiplier of a period describing how often the parties to an SB swap transaction shall evaluate and, when applicable, change the price used for the underlying assets of the swap transaction.  Such reset frequency may be described as one letter preceded by an integer.

RESET_FREQUENCY_2  Same as Reset Frequency 1.  This field will be blank if not applicable.
EMBEDED_OPTION   An indication of whether or not the option fields are for an embedded option.  This indication may be displayed as "EMBEDI," "EMBED2," etc.

OPTION_STRIKE_PRICE  Strike price of the option.  Also called option level.

OPTION_TYPE   An indication of the type of the option

OPTION_FAMILY   Style of the option

OPTION_CURRENCY   An indication of type of currency on the option premium

OPTION_PREMIUM   An indication of the market value of the option at the time of execution

OPTION_LOCK_PERIOD  An indication of the first allowable exercise date of the option

OPTION_EXPIRATION_DATE  An indication of the date that the option is no longer available for exercise

PRICE_NOTATION2_TYPE  Basis points, Price, Yield, Spread, Coupon, etc., depending on the type of SB swap, which is calculated at affirmation

PRICE_NOTATION2   The Basis points, Price, Yield, Spread, Coupon, etc., value depending on the type of SB swap, which is calculated at affirmation

PRICE_NOTATION3_TYPE  Basis points, Price, Yield, Spread, Coupon, etc., depending on the type of SB swap, which is calculated at affirmation

PRICE_NOTATION3   The Basis points, Price, Yield, Spread, Coupon, etc., value depending on the type of SB swap, which is calculated at affirmation

ORIGINAL EXECUTION TIMESTAMP The date and time of the original execution timestamp of the transaction

PARTY 1 ROLE   (SEC specific)  An indication that both sides of the SB swap include a registered SB swap dealer

PARTY 2 ROLE   (SEC specific)  An indication that both sides of the SB swap include a registered SB swap dealer

PRICING CONTEXT   Usage# 1- Real-Time Reporting: Explains whether and why the primary trade information does not provide all the material information necessary to identify a customized SB swap or does not contain the data elements necessary to calculate the price or whether the reported price may be affected by a factor which is not otherwise discernible to market observers.
    Usage# 2 - Recordkeeping: Explains why a trade has not been publically reported.

INTER-AFFILIATE   Indication of the inter-affiliate
COMPRESSED TRADE Indication that the transaction has been subject to or is the result of compression

10. What is DDR's approach with respect to identifying what security-based swap data is to be publicly disseminated?
In DDR's System, reporting parties are provided with a specific message, the PPD Message, with which to provide the information required to be disseminated.  Publically disseminated data from a security-based swap data submission must be flagged for dissemination by being included in a PPD Message.  Provided that a security-based swap data submission includes a PPD message type, certain pre-determined data fields will be disseminated by DDR.

11. How does DDR address out of sequence processing?
DDR's system is designed to prevent out of sequence processing of messages pertaining to the same security-based swap transaction.
DDR's system queues message files to ensure that messages pertaining to the same unique security-based swap are processed in the order in which they are received.  DDR relies on the submitter to send messages in the correct order but the system is also designed to, for example, prevent a message that is intended to "modify" transaction from opening a position without first receiving a "new"
message for that specific event.